UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 22, 2015

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 22, 2015, Speedway Motorsports, Inc. (the “Company”) and all of its domestic operating subsidiaries, except Oil-Chem Research Corporation and its subsidiaries (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchasers party thereto (the “Initial Purchasers”), for the issuance and sale (the “Transaction”) to the Initial Purchasers of $200.0 million aggregate principal amount of the Company’s 5.125% Senior Notes due 2023 (the “Notes”). The Purchase Agreement includes customary representations, warranties, covenants and indemnification obligations.

The offering price of the Notes is 100% of the principal amount of the Notes. The Company intends to use the net proceeds, together with borrowings under its credit facility and cash on hand, to redeem all of the Company’s 6 3/4% Senior Notes due 2019 (the “2019 Notes”). The information filed in this Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Notes or the 2019 Notes.

Certain of the Initial Purchasers and/or their affiliates may be holders of the 2019 Senior Notes and, accordingly, will receive a pro rata portion of the proceeds of the offering in connection with any redemption.

The foregoing description of the Purchase Agreement is summary in nature and is qualified in its entirety by reference to such agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.
January 22, 2015	/s/ William R. Brooks
William R. Brooks
Vice Chairman, Chief Financial Officer and Treasurer